UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Mandiant, Inc.

(Name of Registrant as Specified in its Charter)

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The following is an internal communication by Mandiant, Inc., to current employees in connection with its pending acquisition by Google LLC and supplements the internal communications filed previously on Schedule 14A on March 8, 2022 and March 9, 2022.

MANDIANT + GOOGLE

FAQ (Updated March 16, 2022)

Sections:

Deal Details

Business Ops

Customer-Generated

Google Strategy & Vision

Mandiant Brand & Strategy

P&P – Employment Security

P&P – Org Structure

Products/Solutions/Services

Sales – Specific

Stock Admin – Equity

Deal Details

1.	Does the acquisition include all of our holdings (offices, IP, IT, etc.)?

•	Yes. As Kevin stated in our March 8 All Hands Call, in an acquisition like this, it is typical that all assets – offices and other resources – be transferred to the acquiring company.

2.	Will stockholders need to vote to approve this deal?

•	The closing of this transaction is subject to customary closing conditions, including Mandiant stockholder approval and regulatory approvals.

3.	What does the all-in-cash mean for us as stockholders?

•	On the closing date, each outstanding share of common stock will be converted into the right to receive $23 per share in cash.

4.	Is there a target date for when we expect the deal to close?

•	The acquisition of Mandiant is subject to customary closing conditions, including the receipt of Mandiant stockholder and regulatory approvals, and is expected to close later this year.

5.	When will we get the next update from Kevin?

•	Kevin is planning to hold regular updates for Team Mandiant – some with members of our leadership team and some with representatives from Google Cloud.

6.	What is the timing on getting answers to integration questions?

•	Over the months ahead, Mandiant and Google Cloud will work together to develop and execute on a phased integration plan that will provide clarity for our entire team. In the meantime, we remain and should continue to operate as two independent companies.

MANDIANT + GOOGLE | FAQ

7.	Is there a date when we would be considered Google employees? What is impacting the transition date?

•	This transition would be effective on the merger closing date. The acquisition of Mandiant is subject to customary closing conditions, including the receipt of Mandiant stockholder and regulatory approvals, and is expected to close later this year.

8.	Why did we sell for $23 per share, given the value we bring to the table, our reputation, and our recent outstanding performance?

•	The sale price of 57% above the undisturbed stock price was considered an appropriate premium by our Board of Directors at the time they approved the transaction. The reception in the market has been very positive.

•	After careful consideration, our Board of Directors concluded that Google’s offer is in the best interest of our company, our employees, our stockholders, and our customers.

•	This transaction reflects the value that we have created. It creates new opportunities for our customers, provides an exciting path for employees, and recognizes the tremendous commitment to excellence that has made Mandiant what it is today.

9.	Is this a fair price if we look at earnings per share and valuation of competitors?

•	Our Board of Directors believes the transaction represents an attractive premium and is in the best interest of our company, our employees, our stockholders, and our customers.

10.	What was announced?

•	On March 8, it was announced that Mandiant has entered into an agreement to be acquired for $23.00 per share, in an all-cash transaction valued at approximately $5.4 billion, inclusive of Mandiant’s net cash.

11.	What are the terms of this transaction?

•	This is an all-cash transaction and is subject to standard covenants and closing conditions for a transaction of this kind.

12.	How did we arrive at the purchase price?

•	Mandiant negotiated for a purchase price that it believes best maximizes its value to its stockholders.

13.	When is the deal expected to close?

•	The acquisition of Mandiant is subject to customary closing conditions, including the receipt of Mandiant stockholder and regulatory approvals, and is expected to close later this year.

14.	What regulatory approvals are required?

•	The closing of this transaction is subject to customary closing conditions, including Mandiant stockholder approval and regulatory approvals.

Business Ops

15.	How will Project Gemini be impacted by the acquisition? Will we still proceed forward with the transition to Oracle Cloud?

•	We will not make a decision about this for at least several weeks. There are and will be many questions as we move forward, and in cases like this we do not yet have answers.

16.	Are there any accelerated plans to move away from AWS? Are we going to move to G suite? If so, when does Mandiant anticipate making the move to Google Cloud platform?

•	We have no plans to make a change at this time. We will provide updates as soon as possible.

17.	What would be the way forward for the Business Applications that are maintained at Mandiant like Oracle EBS, Azure Data platform?

•	We will not know this for weeks, if not months, and no changes would happen until after the close date.

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MANDIANT + GOOGLE | FAQ

18.	Will Google be providing dev support for internal tools, i.e., espir, consulting tools?

•	There has been no discussion on this.

19.	What will happen to our current Microsoft Teams/Slack communication, will we be integrated into Google social network/chat systems and what does that mean for jb5k and the other bots?

•	There has been no discussion on this.

20.	How do I get involved in a transition team? I think I can be really helpful (having the knowledge both from Mandiant from all the various components but also having good Google contacts from various IT, sec, and Intel teams).

•	As workstreams develop, we will continue to pull in employees to help. Ask your manager to nominate you to join one of the future workstreams.

Customer Generated

21.	What should we tell customers when we are asked over the next few days?

•	Google Cloud shares our passion for cyber security. They have made security the cornerstone of their commitment to customers and users around the world – building cloud-native security into the foundation of their technology to block malware, phishing attempts, and potential cyber attacks at scale.

•	Combining Mandiant’s industry-leading security expertise with Google’s technology and scale will allow us to make a more profound and lasting impact securing the cloud. For Mandiant and our customers, this is an opportunity to accelerate the operationalization of our world-class intelligence, to extend the reach of our consulting organization, and to support more organizations with our innovative approach to cyber security – in areas like threat detection and intelligence, testing and validation, and managed multi-vendor XDR.

•	Throughout this process, Mandiant has made supporting our customers the primary objective as we move forward with this transaction. We have also focused on minimizing any disruption to customers, ensuring it is business as usual for how they interact with Mandiant.

22.	We are about to close contracts with customers who approach us with concerns. They are 100% AWS and wonder if we plan to serve AWS customer in the future as well. Do we?

•	Our controls-agnostic approach aligns with Google Cloud’s commitment to security. Google Cloud was a pioneer in offering multi-cloud technology, and their security operations suite will continue to provide a central point of intelligence, analysis, and operations across on-premises environments, Google Cloud and other cloud providers. With the addition of Mandiant, Google Cloud will advance these offerings and will be able to deliver a broader range of services to support a security operations suite with even greater capabilities to serve customers across both on-premise and cloud environments.

23.	While most customer feedback has been very positive, I have received a few customers wanting confirmation that we will continue to be cloud agnostic. While most of the questions are for engaging us on IR for AWS or Azure, this could relate to any of our Consulting services, and Advantage platform. Can you please provide me with a formal response to this?

•	Our controls-agnostic approach aligns with Google Cloud’s commitment to security. Google Cloud was a pioneer in offering multi-cloud technology, and their security operations suite will continue to provide a central point of intelligence, analysis, and operations across on-premises environments, Google Cloud and other cloud providers. With the addition of Mandiant, Google Cloud will advance these offerings and will be able to deliver a broader range of services to support a security operations suite with even greater capabilities to serve customers across both on-premise and cloud environments.

Google Strategy & Vision

24.	I don’t think of Google as a security company. What is its vision/strategy in the areas of security?

•	In fact, security has been core to Google Cloud’s mission and product strategy. They are very much aligned with our own mission to relentlessly protect their customers from cyber attacks.

•	Google Cloud has made security the cornerstone of its commitment to customers and users around the world – building cloud-native security into the foundation of its technology to block malware, phishing attempts, and potential cyber attacks at scale. The Mandiant acquisition underscores Google Cloud’s commitment to advancing its security offerings to better protect and advise customers across their on-premise and cloud environments.

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MANDIANT + GOOGLE | FAQ

•	Mandiant’s products and services complement Google’s existing strengths in security, including a robust set of services with pioneering capabilities such as BeyondCorp Enterprise for Zero Trust; Chronicle’s security analytics and automation coupled with services such as Security Command Center to help organizations detect and protect themselves from cyber threats; as well as expertise from Google Cloud’s Cybersecurity Action Team.

•	This acquisition underscores their commitment to making the internet a safer place.

Mandiant Brand & Strategy

25.	Will our name change when the acquisition is completed or will Mandiant continue to operate under its name?

•	Google intends to maintain the Mandiant brand and build on the reputation that we have built. We are not aware of any plans to change the name of the company.

26.	Why are we entering into an agreement to sell Mandiant to Google?

•	Having completed the FireEye divestiture and having made significant progress on our transformation, we were confident in our strategy, our team, and our path forward. However, once we received Google’s offer, and understood their shared vision of the future, we had an obligation to consider that offer, along with alternative opportunities. After careful consideration, we concluded that Google’s offer is in the best interest of our company, our employees, our stockholders, and our customers.

•	This transaction reflects the value that we have created. It creates new opportunities for our customers, provides an exciting path for employees, and recognizes the tremendous commitment to excellence that has made Mandiant what it is today.

27.	What is the strategic rationale?

•	Today, organizations are facing cyber security challenges that have accelerated in frequency, severity, and diversity, creating a global security imperative. To address these risks, organizations need to be able to detect and respond to adversaries quickly; analyze and automate threat intelligence to scale threat detection across organizations; orchestrate and automate remediation; validate their protection against known threats; and visualize their IT environment in order to identify and simulate new threats. The cloud represents a new way to change the security paradigm by helping organizations address and protect themselves against entire classes of cyber threats, while also rapidly accelerating digital transformation.

•	For Google, the acquisition of Mandiant will complement Google Cloud’s existing strengths in security. Google Cloud offers customers a robust set of services including pioneering capabilities such as BeyondCorp Enterprise for Zero Trust; Chronicle’s security analytics and automation coupled with services such as Security Command Center to help organizations detect and protect themselves from cyber threats.

•	For Mandiant, the acquisition enables us to accelerate the path we’ve been on to deliver our expertise and intelligence through our Mandiant Advantage SaaS platform. The scale and the investment capability for innovation that Google Cloud brings to the table will allow us to more rapidly achieve our vision to deliver expertise and intelligence at scale and change the security industry.

•	With the addition of Mandiant, Google Cloud will be able to deliver a broader security operations suite with even greater capabilities to support customers across their on-premises and cloud environments.

•	The combination of our companies will have a profound impact in securing the cloud, accelerating the adoption of cloud computing, and ultimately make the internet a safer place for all.

•	And for our stockholders, the Board of Directors concluded that the transaction represented an attractive valuation and was in the best interests of the company, our stockholders, and customers.

28.	Why is Mandiant a good fit for Google?

•	Mandiant’s products and services complement Google Cloud’s existing strengths in security, including a robust set of services with pioneering capabilities such as BeyondCorp Enterprise for Zero Trust and; Chronicle’s security analytics and automation coupled with services such as Security Command Center to help organizations detect and protect themselves from cyber threats.

•	Together with Mandiant, Google Cloud will be able to deliver a broader security operations suite with even greater capabilities to support customers across their on-premises and cloud environments.

•	The combination of our companies will have a profound impact in securing the cloud, accelerating the adoption of cloud computing, and ultimately make the internet a safer place for all.

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MANDIANT + GOOGLE | FAQ

29.	How will Mandiant and its customers benefit from being part of Google?

•	For Mandiant, this acquisition enables us to accelerate the path we’ve been on to deliver our expertise and intelligence through our Mandiant Advantage SaaS platform. The scale and the investment capability for innovation that Google Cloud brings to the table will allow us to more rapidly achieve our vision to deliver expertise and intelligence at scale, and change the security industry.

•	Customers will benefit from a broader set of solutions for a security operations suite with even greater capabilities to support both on-premises and cloud environments.

•	We will be able to accelerate the growth of our services business.

•	For employees, this transaction opens up an exciting new path to join one of the most innovative companies and one dealing with the most complex problems facing the world today, while helping realize Mandiant’s vision, mission, and purpose.

•	And for our stockholders, the Board of Directors concluded that the transaction represented an attractive valuation and was in the best interests of the company, our stockholders, and customers.

30.	Why does this transaction make sense now?

•	Having completed the FireEye divestiture and having made significant progress on our transformation, we were confident in our strategy, our team, and our path forward. However, once we received Google’s offer and understood their shared vision of the future, we had an obligation to consider that offer, along with alternative opportunities. After careful consideration, we concluded that Google’s offer is in the best interest of our company, our employees, our stockholders, and our customers.

•	This acquisition will enable us to accelerate the path we were on to deliver our expertise and intelligence through our Mandiant Advantage SaaS platform.

•	The scale and the investment capability for innovation that Google Cloud brings to the table will allow us to more rapidly achieve our vision to deliver expertise and intelligence at scale and change the security industry.

31.	Will Mandiant retain its brand?

•	Google intends to maintain the Mandiant brand and build on the reputation that we have built. We are not aware of any plans to change the name of the company.

P&P – Employment Security

32.	Are there any expected layoffs?

•	We understand that this announcement raises a lot of questions for each of us personally and we will provide plenty of opportunities for you to have those questions answered. In the near-term, we must remain focused on our 2022 plans and priorities, and no staffing changes are currently anticipated. Over the months ahead, Mandiant and Google Cloud will work together to develop a well thought-through phased integration plan that will provide clarity for our entire team. For now, we remain separate and independent companies.

33.	How will this impact our compensation and benefits?

•	We look forward to sharing more details about all compensation matters, benefit plans, and associated perks as we move through the people-related integration planning workstreams. We expect to communicate specifics for employees closer to the closing and will keep you updated as we develop integration plans with Google Cloud over the months ahead.

P&P – Org Structure

34.	I understand we are in the early stages of the acquisition, but when are we expected to integrate and what does this mean for redundancies? Also, where/how do the various teams fit in?

•	We understand that this announcement raises a lot of questions for each of us personally and we will provide plenty of opportunities for you to have those questions answered. In the near-term, we must remain focused on our 2022 plans and priorities. Over the months ahead, Mandiant and Google Cloud will work together to develop a well thought-through phased integration plan that will provide clarity for our entire team. For now, we remain separate and independent companies.

35.	Will the management teams like HR and Finance get dissolved?

•	We understand that this announcement raises a lot of questions for each of us personally and we will provide plenty of opportunities for you to have those questions answered. In the near-term, we must remain focused on our 2022 plans and priorities. Over the months ahead, Mandiant and Google Cloud will work together to develop a well thought-through phased integration plan that will provide clarity for our entire team. For now, we remain separate and independent companies.

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MANDIANT + GOOGLE | FAQ

36.	Should employees who are in the management track expect a downgrade in their job titles?

•	Google recognizes the great expertise our team has. Over the months ahead, Mandiant and Google Cloud will work together to develop a well thought- through phased integration plan that will provide clarity for our entire team. For now, we remain separate and independent companies.

37.	How will Mandiant be integrated into Google?

•	Over the months ahead, Mandiant and Google Cloud will work together to develop a well thought-through phased integration plan that will provide clarity for our entire team. Keep in mind that Google Cloud has a strong track record of successfully integrating companies onto its platform. We will work closely with the Google team to help plan a smooth integration designed to set us on a path to continued success. In the meantime, we are and should continue to operate as two independent companies.

38.	What role will Kevin and the Mandiant Management team have within Google?

•	Mandiant’s CEO, Kevin Mandia, the executive team and organization will join Google Cloud following the closing of the acquisition.

39.	Can you share more about the future office plans and remote working policies?

•	We will continue to operate as we do today. After the closing, Mandiant and Google Cloud will work together to develop and execute on a well thought-through phased integration plan that will provide clarity for our entire team, on both plans for office locations and remote working policies. We look forward to sharing more details in the weeks ahead.

Products/Solutions/Services

40.	In the last few months, we have been talking about Mandiant’s vision as an independent company, developing the SaaS platform, becoming vendor agnostic. Why has this changed quickly and how does this change the vision for Mandiant. Will every answer to security problems be a Google Cloud license now?

•	Similar to our vendor-agnostic approach, Google Cloud is supportive of multi-cloud environments. We are confident that Google Cloud and Mandiant will come together as a security organization that organizations can trust and work with, regardless of their IT infrastructure.

41.	Will Mandiant continue to be technology, vendor and platform agnostic?

•	Similar to our vendor-agnostic approach, Google Cloud is supportive of multi-cloud environments. We are confident that Google Cloud and Mandiant will come together as a security organization that organizations can trust and work with, regardless of their IT infrastructure.

Sales – Specific

42.	What's our general response when customers ask, "Will the Google acquisition impact the service you provide to us?" What would be the first thing you would want us to tell customers when we are asked, over the next weeks?

•	Continue to reinforce what we noted in our March 8 message to customers, “Please be assured that we will continue to operate business as usual. We will continue delivering on our roadmaps and providing the services and products we have committed to you. We will honor all current quotes and contracts. Customer support, success and open lines of communication are a priority.”

•	For Mandiant and our customers, this is an opportunity to accelerate the operationalization of our world-class intelligence, to extend the reach of our consulting organization, and to support more organizations with our innovative approach to cyber security – in areas like threat detection and intelligence, testing and validation, and managed multi-vendor XDR.

•	Mandiant will continue to be an organization that customers can trust to offer the expertise and intelligence organization needs for its cyber security readiness. Our controls-agnostic approach aligns with Google Cloud’s commitment to security. Google Cloud was a pioneer in offering multi-cloud technology, and their security operations suite will continue to provide a central point of intelligence, analysis, and operations across on-premises environments, Google Cloud and other cloud providers. With the addition of Mandiant, Google Cloud will advance these offerings and will be able to deliver a broader range of services to support a security operations suite with even greater capabilities to serve customers across both on-premise and cloud environments.

•	In the meantime, we are and should continue to operate as two independent companies.

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MANDIANT + GOOGLE | FAQ

Stock Admin – Equity

43.	Google bought Mandiant at $23/share. Does this mean employee's existing RSUs and Options (vested and unvested) will be purchased by Google?

•	At or immediately prior to the effective time of the merger, Mandiant’s RSUs and Stock Options will be treated in the following manner:

1.	Each vested RSU will be cancelled and converted into a right to receive an amount in cash, without interest, equal to $23 multiplied by the number of vested RSUs. This amount will become payable at the effective time of the merger, subject to withholding for all required taxes.

2.	Each unvested RSU will be cancelled and converted into a right to receive an amount in cash, without interest, equal to $23 multiplied by the number of unvested RSUs. In general, such cash amount (less withholding for all required taxes) will be subject to the holder’s continued service with Google and Mandiant through the applicable vesting dates and will vest and become payable in accordance with the existing vesting schedule of the underlying unvested RSUs.

3.	Each outstanding Stock Option, whether vested or unvested, will be accelerated and vest in full and cancelled and converted into a right to receive an amount in cash, without interest, equal to $23 (less the applicable exercise price per share) multiplied by the total number of outstanding Stock Options. This amount will become payable at the effective time of the merger, subject to withholding for all required taxes.

44.	Is there any insight on Mandiant’s stock becoming Google’s stock?

•	Once the acquisition closes, all Mandiant shares will be converted into the right to receive $23 per share in cash. No Alphabet stock will be issued as part of the merger consideration.

45.	What will happen to the MNDT stock? Will it freeze?

•	Once the acquisition closes, all Mandiant shares will be converted into the right to receive $23 per share in cash.

46.	What will happen to the ESPP program for the first and second half of the year?

•	The 2022 ESPP purchase period ending in May will continue in accordance with its terms and the 2022 ESPP purchase period ending in November will also continue in accordance with its terms if the acquisition hasn’t closed before then.

47.	Are we pushing for a 1 for 1 for staff shares to convert to Alphabet shares?

•	Once the acquisition closes, all Mandiant shares will be converted into the right to receive $23 per share in cash. No Alphabet stock will be issued as part of the merger consideration.

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